SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4

Statement of Changes in Beneficial Ownership

Filed pursuant to section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Act of 1935 or Section 30(f) of the Investment Company Act of 1940

  Name and Address of Reporting Person:

         DiChristina, Michael F.
         FactSet Research Systems Inc.
         One Greenwich Plaza
         Greenwich, CT 06830

  Issuer Name and Ticker or Trading Symbol:

         FactSet Research Systems Inc. (FDS)

  IRS Number of Reporting Person, if an entity (voluntary)

          N/A

  Statement for Month/Year:

         April 2001

  If Amendment, Date of Original ( Month/Year):

          N/A

  Relationship of Reporting Person to Issuer:

         ( ) Director    (X) Officer (*give title below)   ( ) 10% Owner

         ( ) Other (specify below)

         * President and Chief Operating Officer

  Individual or Joint/Group Filing (Check Applicable Line)

         (X) Form filed by one reporting person

         ( ) Form filed by more then one reporting person

TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
1. Title of Security	2. Transaction Date	3. Transaction Code	4. Securities Acquired (A) or Disposed (D)
		Code V	Amount (A) or (D) Price

FactSet Research Systems Inc.	April 11, 2001	S N/A	30,000 D $32.08
Common Stock
  Amount of Securities Beneficially Owned at End of Month

         269,982

  Ownership Form:   Direct (D) or Indirect (I)

         D

  Nature of Indirect Beneficial Ownership

         N/A

TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED (e.g., puts, calls, warrants, options, convertible securities)
1. Title of	2. Conversion or	3. Transaction	4. Transaction	5. Number of Derivative
Derivative	Exercise Price	Date	Code	Securities Acquired (A)
Security	of Derivative			or Disposed (D)
Security

			Code V	(A) (D)

  Date Exercisable and Expiration Date (Month/Day/Year)

         N/A

  Title and Amount of Underlying Securities

         N/A

  Price of Derivative Security

         N/A

  Number of Derivative Securities Beneficially Owned at End of Month

         162,500

  Ownership Form of Derivative Security: Direct (D) or Indirect (I)

         D

  Nature of Indirect Beneficial Ownership

         N/A

Explanation of Responses:

                                              Signature of Reporting Person

Dated:       May 10, 2001                  /s/ Michael F. DiChristina
                                                          ------------------------------
                                                          Michael F. DiChristina